Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

LENSAR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$450,721,059.50	0.00015310	$69,005.39

Fees Previously Paid	—		—

Total Transaction Valuation	$450,721,059.50

Total Fees Due for Filing			$69,005.39

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$69,005.39

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of March 23, 2025 (the “Merger Agreement”), by and among Alcon Research, LLC, VMI Option Merger Sub, Inc. and LENSAR, Inc. (“LENSAR”).

(i)

Title of each class of securities to which the transaction applies: Common Stock, par value $0.01 per share (“Common Stock”) of LENSAR, and Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of LENSAR.

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on April 28, 2025 (the “Determination Date”), the maximum number of shares of Common Stock and Series A Preferred Stock to which this transaction applies is estimated to be 20,090,752, which consists of:

a.	11,792,156 issued and outstanding shares of Common Stock;

b.	20,000 shares of Series A Preferred Stock are issued and outstanding;

c.	1,055,239 shares of Common Stock which are reserved for future issuance pursuant to the Company Plans (as defined in the Merger Agreement);

d.

2,856,111 shares of Common Stock which were reserved for future issuance upon settlement of previously issued Company RSU Awards, Company PSU Awards or Company Options under the Company Plans (the “Company Stock Awards”); and

e.	2,183,623 shares of Common Stock which are reserved for issuance upon settlement or exercise, as applicable, of previously issued Series A warrants (the “Series A Warrants”); and

f.	2,183,623 shares of Common Stock which are reserved for issuance upon settlement or exercise, as applicable, of previously issued Series B warrants (the “Series B Warrants”).

(iii)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Determination Date, the underlying value of the transaction was calculated as the sum of:

a.

the product of 11,792,156 shares of Common Stock multiplied by the Merger Consideration of $16.75, which consists of $14.00 in upfront per share consideration and one contingent value right that could result in an additional cash payment of up to $2.75 per share assuming the achievement of the milestone as set forth in the contingent value rights agreement attached as Exhibit C to the Merger Agreement (the “CVR Agreement”);

b.

(i) the product of 20,000 shares of Series A Preferred Stock multiplied by the amount equal to the Fundamental Transaction Redemption Price (as defined in the Certificate of Designations), which consists of the product of 397.022333 (the “Conversion Rate”) (calculated by taking the quotient of the $1,000 liquidation preference and a $2.51875 conversion price at such time), multiplied by $14.00 in upfront per share consideration payable in such Fundamental Transaction (as defined in the Certificate of Designations), plus (ii) the amount equal to the product of the Conversion Rate and the 20,000 shares of Series A Preferred Stock multiplied by $2.75 per share, assuming the achievement of the milestone as set forth in the CVR Agreement;

c.

the product of 1,055,239 shares of Common Stock reserved for future issuance pursuant to the Company Plans by the Merger Consideration of $16.75 per share, which consists of $14.00 in upfront per share consideration and one contingent value right that could result in an additional cash payment of up to $2.75 per share, assuming the achievement of the milestone as set forth in the CVR Agreement;

d.

the product of 1,835,625 shares of Common Stock reserved for future issuance upon settlement of previously issued Company Options under the Company Plans, with respect to the Company Options, with exercise prices below $16.75, multiplied by $11.02 (which is the excess of $16.75 over $5.73, the weighted average exercise price of such Company Option); and

e.

the product of 1,020,486 shares of Common Stock reserved for future issuance upon settlement of previously issued Company RSU Awards and Company PSU Awards under the Company Plans, multiplied by the Merger Consideration of $16.75, which consists of $14.00 in upfront per share consideration and one contingent value right that could result in an additional cash payment of up to $2.75 per Company RSU Award or Company PSU Award, assuming the achievement of the milestone as set forth in the CVR Agreement;

f.	$32,950,871, the estimated aggregate Black-Scholes Value of the 2,183,623 Series A Warrants; and

g.	$32,252,112, the estimated aggregate Black-Scholes Value of the 2,183,623 Series B Warrants.

(such sum, the “Total Consideration”)

In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00015310.